UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2015

LA QUINTA HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36412	90-1032961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600, Irving, Texas 75038

(Address of Principal Executive Offices) (Zip Code)

(214) 492-6600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer

On November 12, 2015, the Board of Directors (the “Board”) of La Quinta Holdings Inc. (“La Quinta” or the “Company”) appointed James H. Forson, the Company’s Senior Vice President and Chief Accounting Officer, to serve as interim Chief Financial Officer, effective immediately. Keith A. Cline, who had continued to serve in the office of Chief Financial Officer following his previously announced appointment, effective September 15, 2015, to the office of interim Chief Executive Officer, will cease to serve in the office of Chief Financial Officer, effective immediately. Mr. Cline will continue to serve in the office of interim Chief Executive Officer.

Mr. Forson, 48, has served as the Company’s Senior Vice President, Chief Accounting Officer and Treasurer since 2012. Prior to that role, Mr. Forson was Vice President and Controller from 2010, when he joined La Quinta, to 2012 and also served as Acting Chief Financial Officer from 2012 to 2013. Prior to joining La Quinta, Mr. Forson was Audit Senior Manager with Grant Thornton LLP from 2006 through 2010. Mr. Forson graduated from the University of Virginia’s McIntire School of Commerce with a B.S. degree in Commerce with distinction, and is a Certified Public Accountant in Texas.

In connection with Mr. Cline’s service as interim Chief Executive Officer and Mr. Forson’s service as interim Chief Financial Officer, on November 12, 2015, Messrs. Cline and Forson were granted a completion bonus in the amount of $500,000 for Mr. Cline and $150,000 for Mr. Forson. Mr. Cline is eligible to receive 50% of his completion bonus (the “First Payment”) on the earlier of (i) the Company’s appointment of a permanent Chief Executive Officer and (ii) the regularly scheduled bonus payment date for the Company’s 2015 annual incentive bonuses (the “2015 Bonus Payment Date”), subject to continued employment through that date. He is eligible to receive the remaining 50% of his completion bonus on the six-month anniversary of the First Payment, subject to continued employment through that date. Mr. Forson is eligible to receive his First Payment on the earlier of (i) the Company’s appointment of a permanent Chief Financial Officer and (ii) the 2015 Bonus Payment Date, subject to continued employment through that date. He is eligible to receive the remaining 50% of his completion bonus on the six-month anniversary of the First Payment, subject to continued employment through that date. If either Mr. Cline or Mr. Forson is terminated by the Company without Cause (as that term is defined in the Company’s 2014 Omnibus Incentive Plan), he will be entitled to receive any unpaid portion of his completion bonus as soon as reasonably practicable following such termination of employment.

Appointment of New Director

On November 12, 2015, the Board elected to increase the size of the Board to ten members and elected Jim Abrahamson as an independent director of the Board to fill the vacancy on the Board, effective immediately. Mr. Abrahamson was appointed to serve on the Board’s Nominating and Corporate Governance Committee. The Company expects Mr. Abrahamson to stand for election at the annual meeting of shareholders in 2016.

Mr. Abrahamson, 60, is currently the Chief Executive Officer of Interstate Hotels and Resorts. Prior to joining Interstate in 2011, Mr. Abrahamson held senior leadership positions with InterContinental Hotels Group (“IHG”), Hyatt Corporation, Marcus Corporation and Hilton Worldwide. At IHG, where he served from 2009 to 2011, he was President of the Americas division, and at Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, he led the Baymont Inns and Suites and Woodfield Suites hotels division consisting of approximately 200 properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise and management contract development for all Hilton brands, and he launched the Hilton Garden Inn brand. Mr. Abrahamson currently serves as national board chair of the American Hotel and Lodging Association and served as board chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

In accordance with the Company’s previously-approved compensation for outside directors (other than directors employed by affiliates of The Blackstone Group L.P.), Mr. Abrahamson will be entitled to an annual cash retainer of $60,000 payable quarterly and an annual equity award of restricted stock units having a fair market value of $100,000 which vest over three years in equal installments from the date of grant. Under the Company’s stock ownership policy, Mr. Abrahamson will be required hold such equity award until the earlier of the date he ceases to serve as a director of the Company or the date he meets the Company’s stock ownership guidelines for directors of stock ownership in an amount equal to five times his annual cash retainer. For his initial service, Mr. Abrahamson will receive a prorated portion of the annual cash retainer and annual equity award.

Other than the standard compensation arrangements described above, there are no arrangements or understandings between Mr. Abrahamson and any other person pursuant to which he was elected as a director. Mr. Abrahamson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA QUINTA HOLDINGS INC.
(Registrant)

By:	/s/ Mark M. Chloupek
	Name:	Mark M. Chloupek
	Title:	Executive Vice President and General Counsel

Date: November 13, 2015